Exhibit 3.9

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL
OF THE
CERTIFICATE OF INCORPORATION
AND REVIVAL OF CHARTER
OF
INDUSTRIAL MINERALS, INC.

        It is hereby certified that:

    1.        The name of the corporation is: Industrial Minerals, Inc. (the “Corporation).

    2.        The Corporation was organized under the provisions of the General Corporation Law of the State of Delaware on the 6th day of November, 1996 with the name “Winchester Mining Corporation”.

    3.        The address of the registered office of the Corporation in the State of Delaware and the name of the registered agent at such address are as follows: Corporation Service Company, 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808, County of New Castle.

    4.        The corporation hereby procures a renewal of its certificate of incorporation and a revival of its charter which became inoperative by law on March 1, 2006 for failure to file annual reports and non payment of taxes payable to the State of Delaware.

    5.        The certificate of incorporation of the Corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 2006.

    6.        This Certificate for Renewal and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware by Larry Van Tol, the last and acting authorized officer of the Corporation.

        IN WITNESS WHEREOF, I have hereunto signed this Certificate for Renewal of the Certificate of Incorporation and Revival of the Charter of Industrial Minerals, Inc. this 20th day of November, 2007.

INDUSTRIAL MINERALS, INC. By: /s/ Larry Van Tol Larry Van Tol

303072.1

State of Delaware Secretary of State Division of Corporations Delivered 04:54 PM 11/20/2007 FILED 04:54 PM 11/20/2007 SRV 071244018 - 2680091 FILE